November 10, 2016

Cancer Genetics, Inc. Announces Strong Third Quarter With 68% Year over Year Revenue Growth and Highlights Path to Future Profitability

•	Company reports third quarter revenues of $6.8 Million, an increase of 68% over the third quarter of 2015

•	The revenue growth rate was 58% for the first 9 months of 2016 as compared to 2015

•	Company continues to decrease operating expenses both in sequential quarters and year over year

•	Signed contracts for expected future revenue with pharmaceutical and biotech companies have increased to $49 Million

•	Cancer Genetics will host a conference call Thursday, November 10, 2016 at 8:30 AM Eastern Time (ET) / 5:30 AM Pacific Time (PT)

RUTHERFORD, N.J., Nov 10, 2016 (GLOBE NEWSWIRE) -- Cancer Genetics, Inc. (Nasdaq:CGIX), an emerging leader in enabling precision medicine for oncology through the use of molecular markers and information, announced today financial and operating results for the third quarter ended September 30, 2016 and provided other company and business updates.
Total revenues were $6.8 million in the third quarter of 2016 and included $3.8 million from Biopharma services, $2.7 million from Clinical services, and $0.3 million from Discovery services compared with total revenue of $4.0 million in the third quarter of 2015, an increase of 68 percent. For the first nine months of 2016 revenues were $19.8 million as compared to $12.6 million for the first nine months of 2015, a 58% increase. The company also improved its loss from operations by 28% year over year, from $5.6 million during Q3 of 2015 to $4.0 million during Q3 of 2016.
Panna Sharma, Cancer Genetics CEO and President commented, “During this past quarter we improved all aspects of our business: organic growth, cost of operations, contracts with biotech and pharmaceutical companies, capturing cost and revenue synergies from our Center of Excellence in Solid Tumor Profiling, and advancements in our disease-specific NGS panels for Renal Cancer, Lymphomas, and Multiple Myeloma.”

Financial results and highlights for the quarter ended September 30, 2016 include:

•
Revenues were $6.8 million, a 68% increase over the third quarter of 2015 with Biopharma services contributing $3.8 million, Clinical services contributing $2.7 million, and Discovery services contributing $0.3 million.

•	Gross profit margins improved by $1.4 million or 12% to 34% or $2.3 million as compared to only $0.9 million or 22% during the 3rd quarter of 2015.

•	Organic revenue growth was 19% when excluding tests and services performed at the Solid Tumor Center of Excellence, formerly Response Genetics.

•	Q3 Clinical services test volumes increased by 204% to 7,334 over Q3 of 2015 – driven by an increase in immuno-oncology testing, companion diagnostic testing for PD-L1 and solid tumor profiling.

•	Clinical services revenue also grew in sequential quarters from Q2 to Q3 of 2016 by 6%.

•	Operating expenses continue to decrease, with an improvement of 6% over sequential quarters, from Q2 to Q3 of 2016 or $0.4 million – from $6.7 million to $6.3 million.

•
Operating expenses have decreased 20% over the past 3 quarters, from $7.9 million in Q4 of 2015, after the acquisition of Response Genetics, to $6.3 million in the most recent quarter, as the Company progresses towards being profitable.

•	Total expenses for Q3 were $10.8 million, which includes non cash items of $1.1 million and were down 2% from $11.0 million during Q2 and down 4% from $11.3 million during Q1 of 2016

•	Total cash at the end of the quarter was $10.7 million.
For the third quarter ended September 30, 2016, Cancer Genetics reported a net loss of $3.7 million or $0.23 per diluted share, as compared with a net loss of $5.2 million or $0.56 per diluted share for the Q3 of 2015. Earnings also improved in sequential quarters, from Q2 to Q3 of 2016 from a net loss of $4.0 million to $3.7 million.
Jay Roberts, Cancer Genetics COO and EVP of Finance commented, “We continue to find ways to streamline our processes, lower operating costs and improve our efficiency so that we can effectively deliver state-of-the-art biomarker and genomic information to our customers and collaborators. We are continuing to add to our Biopharma contracts and expect to improve our margin profile from the delivery of these projects by taking concrete and measured steps to integrate teams and technologies.”
Mr. Roberts continued, “Our facility in India continues to grow the customer base for NGS and Discovery services, and our focus is to also use this infrastructure and capability to improve our cost profile for key operational activity in finance, analytics and billing – all functions that require on-demand availability, and can leverage technology enabled processes. This will accelerate our ability to drive higher margins and get to profitability in our core operations.”
During the third quarter of 2016, Cancer Genetics continued to make progress on advancing our portfolio in both liquid biopsy based testing and in aligning resources and capabilities for a launch into hereditary cancer testing. The Company’s partnership with Apocell, an MD-Andersen spinout focused on rare cell detection and capture, will provide CGI with unique capabilities to isolate and capture a wide range of cell free DNA and RNA, along with CTCs (circulating tumor cells) and other cell types such as macrophages, T-cells and other immune-related cells.
Additionally, CGI announced a partnership with the Bio Analytical Research Corporation (BARC), a global central laboratory supporting clinical trials and serving large pharmaceutical and biotech companies globally, including in Europe, Africa, China, Australia and the USA. BARC and CGI are expected to jointly market, sell and deliver on contracts that service a market that is increasingly global, and in demand for more validated biomarker and companion strategies that support oncology trials. Together, the two companies will leverage their respective expertise to provide key insights to the oncology drug development and clinical trial process, one that is expected to reach over $5.4 billion in spending on oncology trials that need biomarker and genomic testing support according to a recent industry report by PhRMA.
Mr. Sharma commented, “Partnerships with leaders that are enabling precision medicine in oncology are important for us to broaden our footprint, and develop new capabilities that are needed in the marketplace while maintaining control over direct sales expenses.”
The Company is also now involved in over 27 immuno-oncology trials and projects, many of which are leveraging both the genomic and immune marker testing platforms of the Company. Mr. Sharma commented, “Our unique ability to provide comprehensive immune marker data along with unique genomic content is driving significant growth among our existing biotech and pharmaceutical companies and also with new Biopharma companies. Many of these trials and studies are requiring more technology and more sensitive and accurate methods to stratify and monitor immune response and immune therapy effectiveness in patients and across patient populations. CGI is in a unique position to deliver this data in a collaborative manner to our customers.”
Other corporate highlights for the quarter ended September 30, 2016 include:

•	CGI launched Focus::Renal™, a unique, comprehensive and highly sensitive next generation sequencing (NGS) panel for enabling precision and personalized medicine for renal cancers.

•
Strengthened our position as a leader in myeloid cancer diagnosis and management by receiving New York State approval for Focus::Myeloid™, our NGS panel for diagnosis, risk stratification and therapy selection for myeloid cancers.

•	Presented insights and details on CGI’s technology and platforms for patient stratification and improved diagnosis in immunotherapy trials at the Companion Diagnostics (CDx) Symposium.

•	Increased the number of clinical trials and studies we are supporting in immuno-oncology to over 27.
Mr. Sharma concluded, “Our third quarter was one where we continued to execute across all measures, revenue growth, expense improvement and cross-site integration, as well as partnerships and portfolio development. Our team is highly focused on expanding our market share with both Biopharma and Clinical customers in a highly differentiated manner while continuing to improve our expense structure.”
CGI will also be providing slides with an overview of the results and discussion points; they will be available at http://ir.cancergenetics.com/presentations.

CONFERENCE CALL & WEBCAST
Thursday, November 10, 8:30 AM Eastern Time

Domestic: 877-723-9502
International: 719-325-4747
Conference ID: 3129820
Webcast: http://public.viavid.com/index.php?id=121874

Replays – Available through November 24, 2016
Domestic: 844-512-2921
International: 412-317-6671
Conference ID: 3129820

ABOUT CANCER GENETICS
Cancer Genetics, Inc. is an emerging leader in enabling precision medicine for oncology through the use of molecular markers and information. CGI is developing a global footprint with locations in the US, India and China. We have established strong clinical research collaborations with major cancer centers such as Memorial Sloan Kettering, The Cleveland Clinic, Mayo Clinic, Keck School of Medicine at USC and the National Cancer Institute.

The Company offers a comprehensive range of laboratory services that provide critical genomic and biomarker information. Its state-of-the-art reference labs are CLIA-certified and CAP-accredited in the US and have licensure from several states including New York State.

For more information, please visit or follow CGI at:
Internet: www.cancergenetics.com
Twitter: @Cancer_Genetics
Facebook: www.facebook.com/CancerGenetics

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to Cancer Genetics Inc.’s expectations regarding future financial and/or operating results and potential for our tests and services, and future revenues or growth in this press release constitute forward-looking statements.

Any statements that are not historical fact (including, but not limited to, statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, risks of cancellation of customer contracts or discontinuance of trials, risks that anticipated benefits from acquisitions will not be realized, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, maintenance of intellectual property rights and other risks discussed in the Cancer Genetics, Inc. Form 10-K for the year ended December 31, 2015 and the Form 10-Q for the Quarter ended September 30, 2016 along with other filings with the Securities and

Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics, Inc. disclaims any obligation to update these forward-looking statements.

Cancer Genetics, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(in thousands, except par value)

	September 30, 2016	December 31, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,716	$19,459
Accounts receivable, net of allowance for doubtful accounts	13,679	6,621
Other current assets	2,185	2,118
Total current assets	26,580	28,198
FIXED ASSETS, net of accumulated depreciation	4,912	6,069
OTHER ASSETS
Restricted cash	300	300
Patents and other intangible assets, net of accumulated amortization	1,594	1,727
Investment in joint venture	296	341
Goodwill	12,029	12,029
Other	112	220
Total other assets	14,331	14,617
Total Assets	$45,823	$48,884
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$8,341	$7,579
Obligations under capital leases, current portion	69	122
Deferred revenue	210	831
Bank term note, current portion	2,000	1,333
Total current liabilities	10,620	9,865
Obligations under capital leases	228	276
Deferred rent payable and other	299	315
Warrant liability	2,814	17
Deferred revenue, long-term	864	752
Bank term note	3,151	4,642
Total Liabilities	17,976	15,867
STOCKHOLDERS’ EQUITY
Preferred stock, authorized 9,764 shares, $0.0001 par value, none issued	—	—
Common stock, authorized 100,000 shares, $0.0001 par value, 18,870 and 13,652 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	2	1
Additional paid-in capital	139,023	131,167
Accumulated (deficit)	(111,178)	(98,151)
Total Stockholders’ Equity	27,847	33,017
Total Liabilities and Stockholders’ Equity	$45,823	$48,884

Cancer Genetics, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$6,750	$4,001	$19,819	$12,556
Cost of revenues	4,444	3,103	12,832	9,342
Gross profit	2,306	898	6,987	3,214
Operating expenses:
Research and development	1,594	1,802	4,806	4,335
General and administrative	3,701	3,487	11,677	9,536
Sales and marketing	1,054	1,243	3,731	3,543
Total operating expenses	6,349	6,532	20,214	17,414
Loss from operations	(4,043)	(5,634)	(13,227)	(14,200)
Other income (expense):
Interest expense	(111)	(112)	(344)	(227)
Interest income	4	5	21	30
Change in fair value of acquisition note payable	18	315	119	(91)
Change in fair value of warrant liability	712	214	729	18
Other expense	(325)	—	(325)	—
Total other (expense)	298	422	200	(270)
Net (loss)	$(3,745)	$(5,212)	$(13,027)	$(14,470)
Basic Net (Loss) Per Share	$(0.23)	$(0.54)	$(0.88)	$(1.49)
Diluted Net (Loss) Per Share	$(0.23)	$(0.56)	$(0.88)	$(1.49)
Basic Weighted-Average Shares Outstanding	16,519	9,726	14,868	9,715
Diluted Weighted-Average Shares Outstanding	16,519	9,728	14,868	9,716

Cancer Genetics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(13,027)	$(14,470)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Depreciation	1,502	971
Amortization	260	26
Provision for bad debts	8	213
Stock-based compensation	1,538	2,178
Change in fair value of acquisition note payable	(119)	91
Change in fair value of Gentris contingent consideration	—	(162)
Change in fair value of warrant liability	(729)	(18)
Amortization of debt issuance costs	9	5
Loss in equity method investment	45	748
Changes in:
Accounts receivable	(7,066)	(349)
Other current assets	(67)	(368)
Other non-current assets	(9)	(86)
Accounts payable, accrued expenses and deferred revenue	372	1,330
Deferred rent payable and other	(16)	(59)
Net cash (used in) operating activities	(17,299)	(9,950)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(345)	(440)
Decrease in restricted cash	—	6,000
Patent costs	(127)	(109)
Deposit for acquisition of Response Genetics	—	(880)
Net cash provided by (used in) investing activities	(472)	4,571
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on capital lease obligations	(101)	(44)
Payments for deferred equity offering costs	—	(237)
Proceeds from option exercises	—	23
Proceeds from offerings of common stock with derivative warrants, net of certain offering costs	9,962	34
Principal payments on bank term note	(833)	—
Payment of debt issuance costs	—	(33)
Net cash provided by (used in) financing activities	9,028	(257)
Net (decrease) in cash and cash equivalents	(8,743)	(5,636)
CASH AND CASH EQUIVALENTS
Beginning	19,459	25,554
Ending	$10,716	$19,918
SUPPLEMENTAL CASH FLOW DISCLOSURE
Cash paid for interest	$250	$158